Exhibit 99.1
FOR IMMEDIATE RELEASE
DATE: December 13, 2006
Poised for Global and Domestic Growth,
Cinemark Positions Industry Leading Executives in New Management Roles
DALLAS, Texas — One of the world’s highest quality entertainment companies, Cinemark Holdings, Inc., announced today that the company has realigned its executive leadership team, positioning the company for the future.
Cinemark founder and industry-leading executive, Lee Roy Mitchell, will continue to serve as the Chairman of the Board of Directors of Cinemark.
Alan Stock will serve as Chief Executive Officer of the Company. In his previous position as President and COO, Stock was instrumental in growing Cinemark to the third largest circuit in the U.S.
“Alan has been by my side from the very beginnings of Cinemark, helping me build and develop the management team that has made Cinemark such a spectacular success,” said Mr. Mitchell. “Alan is an excellent manager and a great leader. I have great confidence in his vision for the future of the company.”
A veteran of the industry both in the United States and worldwide, Tim Warner, will become the President and Chief Operating Officer of Cinemark. Warner has served for the past 10 years as President of Cinemark International, which now operates over 956 screens in 13 countries outside the U.S. Prior to joining Cinemark, Warner had over 20 years of experience in the theatrical exhibition industry in the U.S.
The new President of Cinemark International will be Valmir Fernandes, moving from his position as President of Cinemark Brasil. Fernandes joined Cinemark over 10 years ago, and has helped build Cinemark Brasil into the country’s premier theatrical exhibition company.
Marcelo Bertini will serve as President of Cinemark Brasil, moving from his position as the Chief Financial Officer of Cinemark Brasil in which he has served for more than eight years. As CFO, Marcelo worked very closely with Valmir in all aspects of developing Cinemark Brasil.

Cinemark Holdings, Inc., a leader in the theatre exhibition industry, operates 395 theatres and 4,479 screens in 37 states in the United States and internationally in 13 countries, primarily in Mexico and South and Central America.
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Contact:	Terrell E. Falk — Vice President, Marketing & Communications PHONE: 972-665-1000 FAX: 972-665-1004